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                                                                     EXHIBIT 3.2
                                                                     -----------

                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                SUMMA INDUSTRIES

James R. Swartwout and Paul A. Walbrun certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Summa Industries, a California corporation.

     2. Article Four of the Articles of Incorporation of this corporation is hereby amended to read in its entirety as follows:

                                   "DIRECTORS

     "Four:  This corporation is a listed corporation within the meaning of
Section 301.5 of the California Corporations Code in that the corporation, whose Common Stock is traded on The Nasdaq National Market, falls within the definition of a listed corporation as set forth in Section 301.5(d)(2) of the California Corporations Code. For so long as this corporation remains a listed corporation within the meaning of Section 301.5 of the California Corporations Code, the board of directors of the corporation shall be divided into three classes to serve for terms of three years, the number of directors of the corporation shall be nine, one third of the directors or as close an approximation as possible shall be elected at each annual meeting of shareholders, and cumulative voting for the election of directors shall be eliminated. In the event that the corporation ceases to be a listed corporation within the meaning of Section 301.5 of the California Corporations Code, the number of directors of the corporation may be fixed from time to time by resolution of the board of directors, but shall not be less than five nor more than nine."

     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation in accordance with Sections 301.5 and 902 of the California Corporations Code.

     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 301.5 and 902 of the California Corporations Code. The total number of outstanding shares of the corporation is _________________. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: November __, 1996.

                                     ___________________________________________
                                     James R. Swartwout, President


                                     ___________________________________________
                                     Paul A. Walbrun, Secretary